UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 26, 2019

MOUNT TAM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-192060	45-3797537
(Commission File Number)	(I.R.S. Employer Identification No.)

106 Main Street #4E

Burlington, VT 05401

(Address of principal executive offices)

(425) 214-4079

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934: NONE

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

Entry into Merger Agreement; Creation of Merger Subsidiary; Closing Conditions for Merger

On September 26, 2019, Mount Tam Biotechnologies, Inc., a Nevada corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Banner Midstream Corp., a Delaware corporation (“Banner”), and MTB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), relating to a merger (the “Merger”) between Banner and Merger Sub. The closing of the Merger is conditioned on the satisfaction of certain conditions by the various parties, as discussed in more detail below.

In anticipation of the Agreement, on September 23, 2019, the Company formed Merger Sub.

Pursuant to the Agreement, the Merger Sub will be merged with and into Banner, with Banner being the surviving entity (the “Surviving Entity”). The outstanding shares of Banner prior to the Merger will be converted into the right to receive shares of the Company, on a one-share-for-one-share basis. The shares of Merger Sub owned by the Company will be converted into shares of the Surviving Entity, pursuant to which the Surviving Entity will be a wholly owned subsidiary of the Company. The directors and officers of Banner prior to the closing of the Merger will be the directors and officers of the Surviving Entity following the closing of the Merger.

Between execution of the Agreement and the closing of the Merger (the “Closing”), the Company and Banner plan to conduct due diligence on the other parties, and the parties must satisfy certain closing conditions spelled out in the Agreement. For example, the Company is required to amend its Articles of Incorporation (the “Amendment”) to effectuate a reverse stock split of its outstanding shares of common stock (the “Reverse Split”), pursuant to which the existing shareholders of Mount Tam will own approximately 10% of the outstanding stock of Mount Tam following the Merger, and the shareholders of Banner will receive shares equal to 90% of the outstanding stock of Mount Tam following the Merger. Additionally, in the Amendment, the Company will change its name (the “Name Change”). Pursuant to Nevada law, the Company will need to obtain shareholder approval to approve the Amendment.  The Company will need to make certain regulatory filings and receive required regulatory approval for the Amendment, the Reverse Split, and the Name Change.

The Company will provide additional information about its closing condition obligations, any filings, the Amendment, and other information relating to the Company’s actions taken in connection with the Merger and the Agreement.

Banner is required to take certain actions, including obtaining shareholder approval from the Banner shareholders for entering into the Merger, as well as completing a financing transaction with net proceeds to Banner of at least $1,000,000.  Banner must also provide audited financial statements as required by SEC reporting requirements, together with certain pro forma financial statements relating to the Merger.

Pursuant to the Agreement, if the Merger does not close for certain listed reasons, the Company or Banner may be required to pay a termination fee of $50,000 to the other party. Under other circumstances, the parties may terminate the Agreement with no payment of a termination fee.

The Company anticipates that immediately following the closing of the Merger, the Company and its secured debt holders will finalize an agreement whereby the debt holders will take possession of the Company’s biotechnology assets and will assume certain other Company obligations in lieu of payment by the Company of the amounts due in the secured debt instruments.

The foregoing description of certain terms of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreements itself. A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 7.01Regulation FD Disclosure

On September 27, 2019 the Company issued a press release announcing the Merger.  A copy of the press release is furnished herewith as Exhibit 99.1.

The press release included as Exhibit 99.1 will be deemed to be “furnished” rather than “filed,” pursuant to the rules of the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement and Plan of Merger*
99.1	Press Release

* The schedules and similar attachments to the Agreement and Plan of Merger are not included in the exhibit in accordance with Item 601(b)(2) of Regulation SK.  The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNT TAM BIOTECHNOLOGIES, INC.

Date:	September 30, 2019
By:	/s/ Richard Marshak
Name:	Richard Marshak
Title:	Chief Executive Officer